Exhibit 10.6

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MERIT MANAGEMENT PARTNERS I, L.P.

MERIT MANAGEMENT PARTNERS II, L.P.

MERIT MANAGEMENT PARTNERS III, L.P.

MERIT ENERGY PARTNERS III, L.P.

MEP III GOM, LLC

MERIT ENERGY PARTNERS D-III, L.P,

MERIT ENERGY PARTNERS E-III, L.P,

MERIT ENERGY PARTNERS F-III, L.P,

AS SELLER

AND

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

AS PURCHASER

Executed on March 17, 2011

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Section 7.9	Further Assurances	36
Section 7.10	Escrow	37
Section 7.11	Insurance	38
Section 7.12	No Solicitation of Transactions	38
Section 7.13	Record Retention	39
Section 7.14	Bonds, Letters of Credit and Guarantees	39
Section 7.15	Cure of Misrepresentations	40
Section 7.16	Cooperation with Respect to Seller Retained Litigation, Etc	40
Section 7.17	Plugging, Abandonment, Decommissioning and Other Costs	40
Section 7.18	Employee Matters	40
Section 7.19	Reports	42
Section 7.20	Escrow Security Interest	42
Section 7.21	Estimate of Merchantable Hydrocarbon Inventory	42

ARTICLE 8 CONDITIONS TO CLOSING		43

Section 8.1	Conditions of Seller to Closing	42
Section 8.2	Conditions of Purchaser to Closing	44

ARTICLE 9 CLOSING		45

Section 9.1	Time and Place of Closing	45
Section 9.2	Obligations of Seller at Closing	45
Section 9.3	Obligations of Purchaser at Closing	46
Section 9.4	Closing Adjustments and Closing Payment	46

ARTICLE 10 TERMINATION		49

Section 10.1	Termination	49
Section 10.2	Effect of Termination	49
Section 10.3	Distribution of Deposit Upon Termination	50

ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS		50

Section 11.1	Assumed Seller Obligations	50
Section 11.2	Survival	51
Section 11.3	Indemnification by Seller	52
Section 11.4	Indemnification by Purchaser	52
Section 11.5	Indemnification Proceedings	53
Section 11.6	Limitations on Indemnities	55
Section 11.7	Release	55
Section 11.8	Disclaimers	55
Section 11.9	Waiver of Trade Practices Acts	57

EXHIBITS

Exhibit A	Leases
Exhibit A-1	Wells and Units
Exhibit B	Form of Assignment, Conveyance and Bill of Sale
Exhibit B-1	Form of Assignment of Record Title to Oil and Gas Leases
Exhibit B-2	Form of Assignment of Oil and Gas Lease Operating Rights
Exhibit B-3	Form of Assignment of Rights of Way
Exhibit C	Form of Title Indemnity Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Insurance Certificate
Exhibit F	P&A Obligation Values

SCHEDULES

Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Easements
Schedule 1.2(f)	Equipment
Schedule 1.2(g)	Pipelines
Schedule 1.2(k)	Vehicles and Vessels
Schedule 1.2(l)	Geologic Data
Schedule 1.3(e)	Excluded Assets
Schedule 3.3(n)	Permitted Encumbrances
Schedule 3.4(a)	Allocated Values
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.10	Contracts
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16	Imbalances
Schedule 5.21	Inventory
Schedule 7.6	Operation of Business
Schedule 7.7	Preference Rights and Transfer Requirements

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DEFINITIONS

“Adjustment Period” means the period between the Effective Time and the Closing Date.

“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.3.

“AFE” means authority for expenditure.

“Affected Well” has the meaning set forth in Section 3.4(g)(v).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(b).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Purchaser after the Closing, including, without limitation, the following: farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, of Seller and primarily related to the Properties or other Assets, but excluding any master service agreements.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.1.

“BOEM” means the Bureau of Ocean Energy Management, Regulation and Enforcement.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Business Employees” means those full time and part time employees (hourly and salaried) of Seller as identified by Seller at least fifteen (15) Business Days prior to the Closing Date.

“Claim” or “Claims” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter Person.

“Claim Notice” has the meaning set forth in Section 11.2(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Closing Statements” means the Preliminary Closing Statement and the Final Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 4.1(h).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Customary Post-Closing Consents” means the consents and approvals for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Defective Support Property” has the meaning set forth in Section 3.4(g)(v).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DOJ” means the Department of Justice.

“DTPA” has the meaning set forth in Section 11.7.

“Easements” has the meaning set forth in Section 1.2(e).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Deductible” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” has the meaning set forth in Section 7.10.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.1.

“Final Adjustment” has the meaning set forth in Section 9.4(b).

“Final Closing Statement” has the meaning set forth in Section 9.4(b).

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“FTC” shall mean the Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 11.2(a).

“Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration).

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Included Geologic Data” has the meaning set forth in Section 1.2(l).

“Indemnified Party” has the meaning set forth in Section 11.5.

“Indemnifying Party” has the meaning set forth in Section 11.5.

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Benefit Threshold” has the meaning set forth in Section 3.4(j).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3.

“Individual Title Threshold” has the meaning set forth in Section 3.4(j).

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry

x

generally), and (iv) any effect resulting from a change in Laws or regulatory policies. The parties hereby agree that any effect which adversely impacts the ownership, operation or value of the Assets in an amount (such amount to be determined after discounting the present value of any such effects on a PV 10 basis) equal to or greater than $4,000,000.00 shall constitute a Material Adverse Effect for purposes of this definition (unless otherwise specifically excluded in subclauses (i) through (iv) above), and any effect less than $4,000,000.00 (as determined above) shall not constitute a Material Adverse Effect for purposes of this definition.

“Material Environmental Defect” means an uncured Environmental Defect that exceeds the Individual Environmental Threshold.

“Material Title Benefit” means a Title Benefit that exceeds the Individual Benefit Threshold.

“Material Title Defect” means an uncured Title Defect that exceeds the Individual Title Threshold.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.5(a).

“P&A Obligations” has the meaning set forth in Section 7.17.

“Performance” has the meaning set forth in Section 7.10(f).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” has the meaning set forth in Section 1.2(g).

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Closing Statement” has the meaning set forth in Section 9.4(a).

“Proceeding” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.3.

“Purchaser’s Representatives” has the meaning set forth in Section 4.1(a).

“Records” has the meaning set forth in Section 1.2(j).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” means any liabilities of Seller or any of its Affiliates (i) to employees of Seller or any of its Affiliates arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law), as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing, (ii) arising out of claims by or on behalf of employees of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller or any of its Affiliates arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

“Seller Indemnified Persons” has the meaning set forth in Section 11.4.

“Seller Operated Assets” shall mean Assets operated by Seller.

“Tax Returns” means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any Governmental Body with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.

“Taxes” means all state and local sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital or transfer taxes or other governmental fees or charges imposed by any taxing authority on the Properties, the transfer of the Properties, or the production of Hydrocarbons from the Properties, including any interest, penalties or additional amounts which may be imposed with respect thereto. “Taxes” does not include any tax imposed on or measured by income.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“Title Arbitrator” has the meaning set forth in Section 3.4(f).

“Title Benefit” has the meaning set forth in Section 3.2(d).

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Deductible” has the meaning set forth in Section 3.4(j).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2(d).

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Deductible” has the meaning set forth in Section 3.4(j).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transferred Employee” has the meaning set forth in Section 7.18(b).

“Total Allocated Value” means $235,000,000.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Agreement” has the meaning set forth in Section 7.4

“Units” has the meaning set forth in Section 1.2(c).

“WARN” has the meaning set forth in Section 7.18(f).

“Wells” has the meaning set forth in Section 1.2(b).

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on March 17, 2011, by and between Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Management Partners III, L.P., Merit Energy Partners III, L.P., MEP III GOM, LLC, Merit Energy Partners D-III, L.P., Merit Energy Partners E-III, L.P., and Merit Energy Partners F-III, L.P. (collectively, “Seller”), and Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (“Purchaser”).

RECITALS

A. Seller owns various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions Section hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets (including, without limitation the Assumed Seller Obligations).

Section 1.2 Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, obligation, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b) All oil, gas, water, disposal or injection wells shown on Exhibit A-1 whether producing, shut-in, or temporarily abandoned, and any other oil, gas, water, diposal or injections wells located on or associated with the Lands, even if not shown on Exhibit A-1, whether producing, shut-in, or temporarily abandoned (collectively, the “Wells”);

(c) All pools and units shown on Exhibit A-1 (even to the extent not located on the Lands or including any of Wells), and all pools and units which include any Lands or all or a part of any Leases or include any Wells, even if not shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d) All contracts, agreements and instruments by which the Properties, Equipment, Pipelines, Records, Vehicles and Included Geologic Data (the “Subject Properties”) are bound, or that relate to or are otherwise applicable to the Subject Properties, only to the extent such contracts are valid and existing and applicable to the Subject Properties rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases or Easements;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All platforms, equipment, machinery, fixtures and other tangible personal property and improvements set forth on Schedule 1.2(f) (even to the extent not associated with the Leases, Lands, or Wells) and all other platforms, equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used, or held for use, primarily in connection with the operation of the Properties (other than vehicles or vessels which are addressed specifically by Section 1.2(k)) (collectively, “Equipment”);

(g) All flow lines, pipelines, gathering systems and appurtenances thereto set forth on Schedule 1.2(g) and all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h) All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time;

(i) All Imbalances;

(j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k) Those vehicles and vessels specifically listed on Schedule 1.2(k) (collectively, “Vehicles”); and

(l) All Geological Data specifically listed on Schedule 1.2(l) (collectively, “Included Geological Data”).

(m) All computers, peripherals, radio and telephone equipment located on the Properties.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a) all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5

(b) all reserve estimates, economic estimates, and, to the extent excluded from Section 1.2(i), all logs, interpretive data, technical evaluations and technical outputs;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e) those items listed in Schedule 1.3(e);

(f) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time;

(h) except to the extent specifically provided in Section 1.2(k), all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(i) any agreements excluded from the definition of “Contracts” in Section 1.2(d);

(j) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(k) any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(l) all personal computers and associated peripherals and all radio and telephone equipment located in Seller’s corporate office or any field office;

(m) all proprietary and other computer software;

(n) all documents and instruments of Seller that may be protected by an attorney-client privilege;

(o) except to the extent specifically provided in Section 1.2(l), all Geologic Data; and

(p) any offices, office leases or personal property that are not directly related to the Assets.

Seller and Purchaser recognize that the Excluded Assets may include automation equipment or telemetry equipment that is critical to the operation of some of the Assets. Seller and Purchaser recognize that it is not the intent hereof to damage the value of any Asset through the exclusion of such equipment and in the event of the existence of essential equipment, the parties will enter into an agreement that will preserve the value of such Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but for purposes of the adjustments made to the Closing Statements certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, on January 1, 2011 (the “Effective Time”), as described below.

(b) “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, royalties and overriding royalties payable on account of production from the Assets, and ad valorem, property, severance, Hydrocarbon production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, by unaffiliated third parties and, with respect to Assets operated by Seller, $4,500.00 per field per month (pro rated for any partial months as applicable and without offset for any overhead costs reimbursed by third parties), but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, (iii) obligations to dismantle, abandon and salvage platforms, pipelines, facilities, and other equipment (iv) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11 or elsewhere in this Agreement. Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of the adjustments in the Closing Statements shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Statements, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.3 hereof that will be used to determine the Closing Payment for purposes of the Preliminary Closing Statement (as defined in Section 9.4(a)). Ad valorem and property taxes, right-of-way fees, insurance premiums and the Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.

Section 1.5 Delivery of Records.

Seller, at Purchaser’s sole cost and expense, shall deliver the Records to Purchaser within thirty (30) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records maintained by Seller. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for their own account.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $40,000,000.00 payable in United States currency by wire transfer in same day funds as and when provided in this Agreement and as adjusted as provided in Section 2.3.

Section 2.2 Allocation of Purchase Price.

Purchaser has submitted to Seller an allocation of the Purchase Price among the Assets as set forth on Schedule 3.4(b). Purchaser represents it has made reasonable allocations, in good faith, and Seller may rely on the allocations for all purposes hereunder, including all of the following:

(a) As a basis for adjustments to the Purchase Price for any casualty or condemnation loss and any Title Defect Amounts;

(b) To notify holders of preferential rights of Purchasers’ offer; and

(c) As otherwise provided in this Agreement.

In the event any Claims, excluding any Claims by a Governmental Body, are brought against Seller Indemnified Persons arising from or under or attributable or relating to Purchaser’s allocations as contained in Schedule 3.4(b), Purchaser shall indemnify and defend Seller Indemnified Persons from and against any such Claims.

Section 2.3 Adjustments to Purchase Price.

For purposes of the Closing Statements, the Purchase Price for the Assets shall be adjusted as follows (with such adjustments being made so as not to give any duplicative effect) with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a) Reduced by the aggregate amount of the following proceeds actually received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser, and (ii) other proceeds earned with respect to the Assets during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser;

(b) Increased by the aggregate amount of the following proceeds actually received by Purchaser: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise taxes not reimbursed to Purchaser by the purchaser of of Hydrocarbon production) produced from or attributable to the Properties for periods prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(c) Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(d) (i) If Seller makes the election under Section 3.4(d)(i) with respect to a Material Title Defects, subject to the Title Defect Deductible, reduced by the Net Title Defect Amount with respect to such Material Title Defects for which the Title Defect Amounts have been determined and (ii) subject to the Title Benefit Deductible, increased by the Net Title Benefit Amount with respect to the Material Title Benefits for which the Title Benefit Amounts have been determined;

(e) Subject to the Environmental Defect Deductible, reduced by the Environmental Defect Amount with respect to each uncured Material Environmental Defect if the Environmental Defect Amount has been determined;

(f) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are actually paid by Seller and incurred by Seller (including any overhead costs under Section 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid) after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a);

(g) Reduced to the extent provided in Section 3.4(d)(ii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(ii);

(h) Increased or reduced as agreed upon in writing by Seller and Purchaser;

(i) Increased by the value of the amount of merchantable Hydrocarbons stored under standard conditions in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of January 2011 for such stored Hydrocarbons);

(j) Reduced by the actual net aggregate Imbalances, if any, owed by Seller to third-parties, as of the Effective Time or increased by the actual net aggregate Imbalances, if any, owed by third parties to Seller as of the Effective Time, in each case multiplied by a price of $4.00 per MMBtu; and

(k) Decreased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets for periods prior to the Effective Time which are actually paid by Purchaser.

Each adjustment made pursuant to Section 2.3(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement to Hydrocarbon production from or attributable to the Properties during the Adjustment Periods, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.3(f) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.4 Deposit.

Prior to 5 p.m. CST on March 17, 2011, Purchaser will have paid to Seller an earnest money deposit in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”). The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement. If Purchaser fails to timely pay the Deposit this Agreement shall terminate.

Section 2.5 Allocation of Purchase Price.

On or before December 31, 2011, Seller shall prepare and deliver to Purchaser a proposed allocation of the Final Purchase Price among each of the Assets, consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. Seller shall afford Purchaser and its representatives the opportunity to review such proposed allocation. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. After completion of its review of the proposed allocation prepared and delivered by Seller and if Purchaser is in agreement with the proposed allocation of the Final Purchase Price prepared by Seller, Purchaser and Seller shall use the allocated values as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, if required, or any similar statement of such allocation that may be required. After completion of its review of the proposed allocation prepared and delivered by Seller, if Purchaser disagrees with the proposed allocation of the Final Purchase Price prepared by Seller, Purchaser and Seller shall work together in good faith to resolve any disagreed items. If Purchaser and Seller are not able to resolve all disagreed items, the parties will agree to proceed as if the Agreement were silent with respect to an allocation of the Final Purchase Price among each of the Assets.

ARTICLE 3

TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that the sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 3.4(d) and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).

(b) The conveyance covering the Assets to be delivered by Seller to Purchaser shall be substantially in the forms of Exhibit B, Exhibit B-1, Exhibit B-2, and Exhibit B-3 (the “Conveyances”). Each Conveyance shall contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, but not otherwise, to the Units, and Wells shown on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise. Purchaser’s protection under Seller’s special warranty of title in the Conveyance shall be limited to the Allocated Value of any the Units and Wells as set forth on Schedule 3.4(a).

(c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Purchaser under Section 3.4(a) and/or any Title Defect actually known by Purchaser or any of its Affiliates prior to the Title Claim Date.

(d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2 Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means the title of Seller with respect to the Units, Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Well or other Asset, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, decreases in connection with any payouts of non-consent penalties as reflected in Exhibit A-1, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;

(b) Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit, Well or other Asset shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Unit, Well or other Asset without increase throughout the productive life of such Unit, Well or other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects (other than Permitted Encumbrances).

(d) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units, Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)	defects based solely on (1) lack of information in Seller’s files, or (2) references to a document(s) if such document(s) is not in Seller’s files;

(ii)

defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(iii)

defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located;

(iv)

defects based on a gap in Seller’s chain of title in the county or parish records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain (which documents shall be included in a Title Defect Notice);

(v)	defects that have been cured by applicable Laws of limitation or prescription;

(vi)	defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;

(vii)	defects disclosed herein (including on any Schedule or Exhibit hereto) or otherwise known by Purchaser prior to executing this Agreement; and

(viii)

any Net Revenue Interest or Working Interest adjustment resulting from the application of (i) that certain Assignment of Overriding Royalty Interest between Merit Energy Company and Peregrine Oil & Gas dated October 7, 2003, or (ii) that certain Assignment of Net Profits Interest between Transworld Exploration and Production Inc. and GOM Holdings, Inc. executed as of October 7, 2003 to be effective July 1, 2003 (copies of which have been provided to and reviewed by Purchaser prior to Purchaser’s execution of this Agreement).

Section 3.3 Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b) All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c) Preference Rights applicable to this or any future transaction;

(d) Transfer Requirements applicable to this or any future transaction;

(e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j) Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l) Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m) Any farmout agreements affecting the Assets;

(n) Any matters shown on Schedule 3.3(n);

(o) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest;

(p) Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.4(j);

(q) Imbalances associated with the Assets;

(r) Liens granted under applicable joint operating agreements for amounts not yet delinquent; and

(s) Such Title Defects as Purchaser may have waived expressly in writing.

Section 3.4 Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before May 11, 2011 (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall furnish Seller once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Title Claim Date with a Title Defect Notice if any officer of Purchaser or its Affiliates discover or learn of any Title Defect during such two (2) week period. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the individual Units, Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, but subject to Purchaser’s rights in connection with the special warranty of title referenced in Section 3.1(b), Purchaser shall be deemed to have waived its right to assert Title Defects of which Seller has not been given notice on or before the Title Claim Date. For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated by Purchaser to a particular Unit, Well or other Asset listed in Schedule 3.4(a).

(b) Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Wells or other Assets in Exhibit A-1 affected, (iii) the Allocated Values of the Units, Wells or other Assets in Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Units, Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in writing by Purchaser.

(d) Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, subject to the parties’ rights under Section 3.4(i), Seller shall elect to have any of the following remedies apply:

(i)

subject to the Individual Title Threshold and the Title Defect Deductible, adjust the Purchase Price by an amount (the “Net Title Defect Amount”) equal to the difference between (A) the amounts agreed upon (“Title Defect Amounts”) pursuant to Section 3.4(g) by Purchaser and Seller as being the aggregate value of all Title Defects (taking into consideration the Allocated Value of the Properties subject to such Title Defects, the portion of the Properties subject to such Title Defects and the legal effect of such Title Defects on the Properties affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination) and (B) the Title Benefit Amounts;

(ii)

indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C; or

(iii)

retain the portion or percentage of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value associated therewith; or

(iv)

elect to attempt to cure the Title Defect. Seller shall then have 180 days after Closing in which to cure the Title Defect. Any Property so held back from the initial Closing will be conveyed to Purchaser at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller shall be entitled to payment by Purchaser of the full Allocated Value of the Property, subject to the Purchase Price adjustments thereto under Section 1.4 and Section 2.3, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties. In the event that Seller is unable to cure the Title Defect within 180 days of the initial Closing, then the remedies set forth in subsection (i) or (iii) shall be the sole remedies for such Title Defect. All other provisions of Section 3.4(i) shall apply as written and the Title Expert shall be selected within fifteen (15) Business Days of the end of the 180 day cure period.

(e) With respect to each Unit, Well or other Asset in Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), subject to the Individual Benefit Threshold and the Title Benefit Deductible, the Purchase Price shall be increased by an amount (the “Net Title Benefit Amount”) equal to the difference between (i) the Title Benefit Amounts, as determined pursuant to Section 3.4(h) and (ii) the Title Defect Amounts.

(f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a). Section 3.4(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.4(b).

(g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)

if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)

if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)

if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v)

if (A) the Title Defect Property is not a Well (or specified zone(s) therein, (B) such title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Exhibit A-1 (such Well or the specified zone(s) therein being referred to as the “Affected Well”) and the other Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a “Defective Support Property”) and such Affected Well(s) shall collectively be considered a single Title Defect Property for purposes of this Section 3.4(g); provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Section 3.4(g);

(vi)	the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)

notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii) if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Seller and Purchaser shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such mutual agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

(j) Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $75,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Material Title Defects exceeds a deductible in an amount equal to five percent (5%) of the Total Allocated Value (the “Title Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only to the extent the aggregate Title Defect Amounts with respect to uncured Material Title Defects are in excess of such Title Defect Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $75,000 (“Individual Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Benefit unless (i) the excess of the aggregate Title Benefit Amounts attributable to all Material Title Benefits exceeds a deductible in an amount equal to five percent (5%) of the Total Allocated Value (“Title Benefit Deductible”), after which point adjustments to the Purchase Price shall be made only to the extent the aggregate Title Benefit Amounts with respect to such Material Title Benefits exceed the Title Benefit Deductible.

Section 3.5 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, but subject to the provisions of Section 3.5(b) and Section 3.5(c) and below, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets.

(b) If, after the Effective Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount (based on the Allocated Value of the affected Assets) of any such loss or taking exceeds twenty five percent (25%) of the Total Allocated Value, Purchaser and Seller shall negotiate in good faith in an effort to agree to a mutually acceptable remedy. If Seller and Purchaser do not mutually agree to an acceptable remedy with respect to such casualty or taking on or before the Closing Date, then either Seller or Purchaser, in its sole discretion, shall have the right to terminate this Agreement and Purchaser shall promptly receive back the Deposit upon such termination. If the aggregate amount of any such loss or taking is twenty five percent (25%) or less of the Purchase Price, Purchaser shall be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to such casualty or taking or (iii) Seller, at Closing, shall pay to Purchaser all sums paid or payable to Seller by third parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (excluding any Losses, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (iii), Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i) or (ii), Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Purchaser shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, titles, interests and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 3.6 Limitations on Title Defects.

Subject to the following sentence, the right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Purchaser.

Section 3.7 Limitations on Applicability.

(a) Purchaser shall use its best efforts after Closing to obtain the unconditional approval by the BOEM of (i) the Assignments of Record Title to Oil and Gas Lease(s) in the form attached hereto as Exhibit B-1; (ii) the Assignments of Oil and Gas Lease Operating Rights in the form attached hereto as Exhibit B-2; and (iii) the Assignments of Rights of Way in the form attached hereto as Exhibit B-3. In the event Purchaser or its nominated operator is elected successor operator under the operating agreements applicable to any of the Leases, Purchaser also obligates itself to ensure that it or the successor operator makes application to the BOEM to qualify as operator with respect to that portion of the Assets it will operate. Purchaser shall take any actions reasonably required of it by the BOEM or any other regulatory agencies to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be required of it pursuant to OPA and 30 C.F.R §§ 250.7, 256.58, 256.59, and 256.61 in excess of any existing lease, pipeline or area-wide bond(s). Until the governmental approval with respect to an assignment described in this Section 3.7 is obtained, however, the following shall occur:

(i)	Seller shall continue to hold the operating rights and record title to the applicable Assets as nominee for Purchaser;

(ii)

Purchaser’s indemnity obligation under Section 11.4 shall include any and all claims, expenses of any kind or character relating to the Assets accruing after the Effective Time including but not limited to any bonding or regulatory costs incurred by Seller but excluding any arising from the gross negligence or willful misconduct of Seller;

(iii)

Seller shall act as Purchaser’s nominee with respect to the Assets but shall be authorized to act only upon and in accordance with Purchaser’s specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing; and

(b) Purchaser shall continue to maintain and provide at its cost the insurance coverage as reviewed by Seller under Section 8.1(h) of this Agreement. If the BOEM does not, within twelve months from the Closing Date, approve all (i) the Assignments of Record Title of the Leases into Purchaser, (ii) the Assignments of Oil and Gas Lease Operating Rights into Purchaser, and (iii) the Assignments of Rights of Way into Purchaser, then as to those assignments that the BOEM has approved, the transaction contemplated by this Agreement will proceed as to those Assets in accordance with the terms and conditions of this Agreement, mutatis mutandis, and as to each of those assignments that the BOEM has not approved due to a reason other than the BOEM’s delay in addressing otherwise valid filings by Purchaser, Seller, at its option, may either:

(i)	continue to hold the operating rights, title to the Leases and the rights of way as Purchaser’s nominee, or,

(ii)	upon 30 days’ notice to Purchaser, rescind the purchase and sale of the Assets that are the subject of such non-approvals and terminate this Agreement as to those Assets, but only as to those Assets.

(c) The exercise by Seller of the option to rescind as specified in Section 3.7(b)(ii), however, shall be predicated upon Seller’s reasonable determination either that (x) Purchaser has failed to comply with the requirements of 30 C.F.R. § 256.64 and not taken any and all actions required by BOEM to obtain such approval, or (y) there had been a Material Adverse Effect on the financial condition of Purchaser after Closing.

(d) Upon such termination and rescission, this Agreement shall be null and void as between Purchaser and Seller with respect to the non-approved Assets and (i) Purchaser shall return to Seller the assignments and any and all other documents, materials and data previously delivered to Purchaser with respect to such Assets; and (ii) Seller shall return to Purchaser the Purchase Price allocated to such Assets in Schedule 3.4(a) without interest, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Purchaser which shall be released prior to this payment) attributable to the Leases and other rights from and after the Effective Time. In no event, however, shall Seller ever be required to reimburse Purchaser for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Purchaser on or with respect to such Assets unless same were necessary to perpetuate the related Leases or operating rights or other rights. Seller shall not be liable to Purchaser if BOEM approvals are not obtained, except as expressly provided in this Section 3.7.

(e) Prior to execution hereof, Purchaser has reviewed information promulgated by the BOEM regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 C.F.R §§ 256.61 and 250.7, and within a reasonable time of any BOEM determination pursuant to such regulations, Purchaser (directly or through its representative) shall exercise commercially reasonable efforts to satisfy the BOEM requirements concerning same, including all financial responsibility requirements under OPA.

(f) The Parties acknowledge and agree that certain of the offshore Assets are in the nature of contract rights that are not recognized by the BOEM as “record title” or “operating rights,” and that, accordingly, the BOEM will not approve, and Purchaser and Seller do not expect the BOEM to approve, the assignment of these interests from Seller to Purchaser. Purchaser shall ensure nevertheless that the assignment documents relating to such interests are appropriately filed in the “non-required filing” system of the BOEM. Such interests shall be excluded from the scope of Section 3.7(a) for all purposes.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 and (iii) obtaining any required consents of third parties, including third party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Purchaser and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Purchaser’s Representatives”) full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets. Seller shall also make available to Purchaser and Purchaser’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate. All investigations and due diligence conducted by Purchaser or any Purchaser’s Representative shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any Purchaser’s Representative shall result from Purchaser’s own independent review and judgment.

(b) Purchaser shall be entitled to conduct a non-invasive environmental site assessment with respect to the Assets (the “Assessment”). Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operator to allow Purchaser and Purchaser’s Representatives such access, it being understood by Purchaser that the execution by Purchaser of a customary boarding agreement may be a condition of such access.

(c) Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any third party operator to allow Purchaser and Purchaser’s Representatives such access, it being understood by Purchaser that the execution by Purchaser of a customary boarding agreement may be a condition of such access.

(d) Purchaser shall coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser shall abide by Seller’s, and any third party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(e) Upon Seller’s request, Purchaser agrees to provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports, test results, and other documentation and data prepared or compiled by Purchaser and/or any of Purchaser’s Representatives and which contain information collected or generated from Purchaser’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s due diligence in accordance with recognized industry standards or requirements of third party operators, (ii) restore the Assets to the approximate same or better condition than existed prior to commencement of Purchaser’s due diligence, to the full extent of any damage related to Purchaser’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s due diligence. Any disturbance to the Assets (including, without limitation, any real property, platform or other fixtures associated with such Assets) resulting from Purchaser’s due diligence will be promptly corrected by Purchaser.

(g) During all periods that Purchaser, and/or any of Purchaser’s Representatives are on the Assets, Purchaser shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts set forth on that certain Certificate of Liability Insurance dated March 4, 2011 provided by Purchaser to Seller. Coverage under all insurance required to be carried by Purchaser hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties, (iv) be maintained for three years following Purchaser’s and/or Purchaser’s Representatives due diligence activities, subject to availability in the marketplace on commercially acceptable terms, and (v) provide for 30 days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering upon the Assets.

(h) All information obtained by Purchaser and its representatives pursuant to this Section 4.1 shall be subject to the terms of that certain confidentiality agreement dated March 13, 2010, by and between Merit Energy Company, LLC and Purchaser (the “Confidentiality Agreement”).

Section 4.2 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.

Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3 Environmental Defects.

If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to any individual Asset, there exists a violation of an Environmental Law (other than with respect to NORM and other than with respect to any issues disclosed herein or on any Exhibit or Schedule hereto or any other matter with respect to which Purchaser has knowledge prior to entering into this Agreement) (in each case, an “Environmental Defect”), then on or prior to May 11, 2011 (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). For all purposes of this Agreement, Purchaser shall be deemed to have waived any Environmental Defect which Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Wells and the associated Asset affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Commencing on the date that is two weeks after the execution of this Agreement, Purchaser shall furnish Seller once every two (2) weeks until the Environmental Claim Date with an Environmental Defect Notice if any officer of Purchaser or its Affiliates discover or become aware of an Environmental Defect during such two (2) week period. Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers.

The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert. The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $75,000 (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds five percent (5%) of the Total Allocated Value (the “Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only to the extent the aggregate Environmental Defect Amounts with respect to all uncured Material Environmental Defects are in excess of such Environmental Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

Section 4.4 Inspection Indemnity.

Purchaser hereby agrees to defend, indemnify and hold harmless each of the third party operators and owners of the Assets and Seller Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Purchaser or any Purchaser’s Representative with respect to the Assets, even if such Losses arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any such third party operator or owner or Seller Indemnified Party, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of such person.

Section 4.5 Exclusive Remedy.

Subject to the limitations contained therein, Section 4.3 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect. Purchaser hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates and those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles: General Manager – South Division, Operations Manager – Offshore, Field Operations Manager – Offshore, Director of Acquisitions and Divestitures, Property Division Controller. “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.8, Section 11.9, and Section 11.10 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2 Existence and Qualification.

Each entity comprising Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3 Power.

Seller has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership or limited liability company action (as applicable) on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

Subject to the giving of all notices to third parties and the receipt of all consents, approvals and waivers from third parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Laws applicable to any Seller or any of the Assets.

Section 5.6 Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in Schedule 5.7: (i) no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (ii) to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets which could have a Material Adverse Effect (excluding any notices relating to any Environmental Liabilities or Environmental Law).

Section 5.8 Taxes and Assessments.

For all periods prior to Closing, except as disclosed in Schedule 5.8, Seller has filed all tax returns required to be filed by and Governmental Body and all ad valorem, property, production, severance and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Closing have been properly paid, other than taxes which are being contested in good faith. Except as disclosed on Schedule 5.10, all unit operating agreements, joint operating agreements, and similar agreements governing operation of the Properties have elected to be excluded from the application of Subchapter K of the Code. Except as disclosed on Schedule 5.10, all unit operating agreements, joint operating agreements and similar agreements that have not elected to be excluded from the application of Subchapter K of the Code have made the Section 754 election to adjust basis in accordance with Section 743.

Section 5.9 Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.10 Contracts.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts. Seller is in compliance and, to Seller’s knowledge, all counterparties are in compliance under all Contracts, except as disclosed on Schedule 5.10 and except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. To Seller’s knowledge, Schedule 5.10 sets forth all agreement(s) or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment without first providing more than 60 days prior written notice.

Section 5.11 Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, to the knowledge of Seller (a) all material rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12 Governmental Authorizations.

To Seller’s knowledge, except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). To Seller’s knowledge, except as disclosed in Schedule 5.7 or Schedule 5.12, (i) Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.13 Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $100,000 (net to Seller’s interest) other than those shown on Schedule 5.13.

Section 5.14 Imbalances.

To Seller’s knowledge, Schedule 5.14 accurately sets forth in all material respects all of Seller’s Imbalances as of the respective dates set forth therein, arising with respect to the Assets and, except as disclosed in Schedule 5.14, (i) no Person is entitled to receive any material portion of Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, and (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets.

Section 5.15 Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 5.16 Affiliated Contracts.

After Closing, the Assets will not be bound or burdened by any contractual obligation to Seller or an Affiliate of Seller except pursuant to this Agreement.

Section 5.17 Foreign Person.

Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.18 Preference Rights.

None of the Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights as are set forth on Schedule 7.7.

Section 5.19 Transfer Requirements and Other Consents.

Except for (a) Transfer Requirements set forth in Schedule 7.7, (b) Customary Post-Closing Consents, (c) consents under Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee or are otherwise material, (d) compliance with any applicable requirements of the BOEM and (e) compliance with any applicable requirements of the HSR Act, there are no other consents required in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.

Section 5.20 INCs.

Schedule 5.12 lists all outstanding, unresolved incidents of non-compliance and other regulatory notices issued by any Governmental Body with regard to any Asset.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Purchaser has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any provisions of the organizational or other governing documents of Purchaser nor will it violate any Laws applicable to Purchaser or any of its property.

Section 6.5 Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.

Purchaser has, or prior to the Closing Date will have, sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8 Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, subject to Section 5.7, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

Section 6.9 SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 6.11 Qualification.

Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable Law, as of the Closing, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.12 Consents.

Except for Customary Post-Closing Consents and compliance with any applicable requirements under the HSR Act, there are no consents or other restrictions on assignment that any Purchaser is obligated to obtain or furnish, including, but not limited to, requirements for consents from third parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Purchaser.

Section 6.13 Independent Evaluation.

Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets. Purchaser has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

Section 6.14 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 HSR Act.

If applicable, within five Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

Section 7.2 Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches.

Until the Closing,

(a) Purchaser shall notify Seller within two (2) weeks after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a specific description of the instances Purchaser alleges have caused the representations or warranties of Seller to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Purchaser believes are necessary to cure the instances Purchaser alleges to have caused such representations and warranties to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement.

(b) Seller shall notify Purchaser within two (2) weeks after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a specific description of the instances Seller alleges have caused the representations or warranties of Purchaser to be untrue or have caused Purchaser’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Seller believes are necessary to cure the instances Seller alleges to have caused such representations and warranties to be untrue or have caused Purchaser’s failure to perform or observe any covenant or agreement.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d) There shall be no breach of the covenants in this Section as a result of a party’s failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4 Letters-in-Lieu; Transition Agreement; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b) On the Closing Date, Seller and Purchaser shall execute an agreement (the “Transition Agreement”) in form and substance reasonably acceptable to the Parties, pursuant to which Seller shall agree to provide transition services to Purchaser with respect to the Assets.

(c) Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(d) Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser in Purchaser’s efforts to succeed Seller as operator of any Wells and Units included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5 Public Announcements.

Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate the Assets and the business thereof in the ordinary course as a prudent operator, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $100,000 (net to Seller’s interest), or make any capital expenditures in respect of the Assets in excess of $100,000 (net to Seller’s interest), or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (iii) will use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (B) transfers, farmouts, encumbrances or other dispositions of Assets, in one or more transactions, not exceeding $100,000 (net to Seller’s interest) of consideration (in any form), in the aggregate, and (vii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Preference Rights and Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.7 with respect to the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, neither Seller nor Purchaser shall be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c) If

(i)

a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)

an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)

the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.3 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then at the sole election of Seller such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset.

(d) Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8 Tax Matters.

Subject to the provisions of Section 12.3, from and after Closing, Purchaser shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4). Notwithstanding the foregoing, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods during which Seller owned the Properties (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Purchaser’s approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar taxes. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above.

Section 7.9 Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10 Escrow.

(a) In order to secure Purchaser’s obligations to comply with Purchaser’s Performance (as defined in Section 7.10(f)) with respect to the P&A Obligations, as well as Purchaser’s indemnity obligations under Section 11.4 with respect to plugging, abandonment, and/or decommissioning of such wells and facilities, Purchaser shall establish for the benefit of Seller and Purchaser an escrow account with Capital One Bank, N.A. (the “Escrow Account”), pursuant to an escrow agreement and subject to the other terms and conditions herein, substantially in the form of Exhibit D attached hereto, to be executed and delivered by the Parties at Closing (the “P&A Escrow Agreement”).

(b) Following Closing, Purchaser shall deposit into the Escrow Account an amount equal to $60,000,000.00 (the “Escrow Amount”). The Escrow Amount shall be paid by Purchaser in thirty (30) equal monthly installments, payable on the first day of each month, commencing on the first day of the first month following the Closing Date; provided, that Purchaser may prepay such amounts in whole or in part without penalty. Purchaser shall provide Seller with written evidence of such payment (which may include an email copy of automated wire transfer confirmation) on or before the 3rd day of each such month and shall instruct the Escrow Agent to deliver to both Seller and Purchaser a monthly statement reflecting the Deposited Amount and any debits and credits thereto for such month.

(c) Purchaser shall be entitled to withdraw amounts from the Escrow for reimbursement of Purchaser’s full Performance of P&A Obligations relating to any particular Well or Asset on a Lease by providing Seller with a copy of the Final Site Clearance Report submitted to the BOEM with respect to platform, conductor removal, and pipeline abandonment, or the End of Well Report submitted to the BOEM with respect to each abandoned well, as applicable, together with a certificate drafted and executed by Purchaser that the property has been abandoned with an attached final daily operations report showing completion of operations from the contractor performing the work (the “Submitted Documentation”), and subject further to the following conditions precedent (i) Purchaser has first deposited a total of $60 million in Escrow, and (ii) the total amount of (A) the aggregate allocated amount of P&A Obligations Performed by Purchaser prior to the first Escrow withdrawal, and (B) the aggregate amount of supplemental (property-specific plugging and abandonment and excluding Purchaser’s general, area-wide bonds) bonds with respect to the Assets posted by Purchaser with the BOEM in excess of $35,000,000.00 at the time of the request (provided, however, that the amount of each such supplemental bond with respect to a particular Asset to be applied for purposes of this calculation shall be limited to the amount allocated with respect to such Asset on Exhibit F), equals or exceeds $60 million (the “Prerequisite P&A”). Any such withdrawal from the Escrow Funds shall only be permitted with respect to costs and expenses associated with P&A Obligations Performed in excess of the Prerequisite P&A and shall not exceed the lesser of (x) the expenses actually incurred by Purchaser in connection with Performing the P&A Obligation with respect to such Asset, or (y) the allocated amount of the P&A Obligation with respect to such Asset set forth on Exhibit F. Within twenty (20) days of Seller’s receipt of the Submitted Documentation, Seller shall either (x) sign a joint direction with Purchaser directing the Escrow

Agent to release the amount reflected in the final daily operations report included in the Submitted Documentation, or (y) issue written objection to Purchaser with respect to some or all of the amount of withdrawal identified in Purchaser’s Submitted Documentation. In the event that Seller fails to deliver such joint direction within such time, Purchaser shall be entitled to submit a Buyer’s Distribution Notice as set forth in the Escrow Agreement.

(d) In the event Purchaser fails to make any monthly payment due to the Escrow Agent hereunder or Seller is entitled to withdraw any amounts from the Escrow Funds in accordance with Section 7.10(e) below, the Seller may send a written notice of default to Purchaser. If Purchaser fails to cure such default within fourteen (14) days of receipt of such written notice of default, Purchaser shall be required to make a deposit with the Escrow Agent of an amount equal to (i) $60 million, less (ii) the total amount deposited since the Closing.

(e) In the event that (i) Seller receives a written demand for plugging and abandonment or decommissioning of any Well or Asset from the BOEM or other applicable governmental authority having jurisdiction over the Assets or a prior or current owner of a Lease, and (ii) Purchaser fails to commence performance of its P&A Obligations hereunder with respect to such Well or Asset within sixty (60) days after its receipt of written demand therefor from Seller, or Purchaser thereafter fails to diligently perform such P&A Obligation, then Seller may thereafter withdraw from the Escrow Account the amount necessary to satisfy such P&A Obligation.

(f) “Performance” as used in this Section 7.10 shall mean compliance with and completion in accordance with Laws, rules, orders, and regulations of all federal, state or other Governmental Bodies, in connection with plugging, abandonment, and/or decommissioning of wells and facilities accepted and assumed hereunder by Purchaser, as well as the complete performance and satisfaction of Purchaser’s indemnity obligations under Section 11.4 with regard to such plugging, abandonment, and/or decommissioning.

(g) The Parties acknowledge and agree that the performance obligations of each Party under the Escrow Agreement and this Section 7.10 constitute a material portion of the consideration necessary for the consummation of this transaction. Consequently, no Party that is in material breach of its obligations under Escrow Agreement or this Section 7.10 shall be entitled to enforce any rights under the Agreement unless and until such material breach has been cured.

Section 7.11 Insurance.

Effective as of the Closing Date, Purchaser shall cause insurance to be carried and maintained with respect to the Assets in the amounts set forth on Exhibit E.

Section 7.12 No Solicitation of Transactions.

So long as Purchaser is not in default of this Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or participate in any negotiations regarding, or furnish to any other

Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall communicate as soon as reasonably practicable to Purchaser the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Purchaser. Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Section 7.13 Record Retention.

Purchaser, for a period of seven years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Section 11.3 and Section 11.4 of this Agreement for review and copying at Seller’s expense; provided, however, that Purchaser shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser to violate any obligation to any third party or breach any restriction legally binding on Purchaser. Any such access shall be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof. If Purchaser shall desire to dispose of or transfer any such Records or other materials upon or after the expiration of such seven-year period, Purchaser shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records or other materials as Seller may select.

Section 7.14 Bonds, Letters of Credit and Guarantees.

Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or third parties and relating to the Assets are transferable to Purchaser. Except to the extent that Purchaser will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.

Section 7.15 Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or Article 6 hereof are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by the other party of same shall be at such other party’s own expense.

Section 7.16 Cooperation with Respect to Seller Retained Litigation, Etc.

Purchaser agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 5.7 and with respect to future audits. Purchaser agrees to make available Purchaser’s employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.

Section 7.17 Plugging, Abandonment, Decommissioning and Other Costs.

In addition to its other obligations under this Agreement, Purchaser shall comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (ii) the dismantling or decommissioning and removal of any Equipment and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).

Section 7.18 Employee Matters.

(a) Effective as of the Closing Date, Purchaser may make an offer of employment to Business Employees.

(b) For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.18(a).

(c) Purchaser shall use best efforts to provide each Transferred Employee with credit for up to five (5) years of service for Seller and its ERISA Affiliates (including, without limitation, Merit Energy Company, LLC) for all purposes, including eligibility, vesting, entitlement to benefits, and benefit accruals, under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, service award, severance, pension, medical and dental (including retiree medical and dental), and compensation plans, policies, agreements and arrangements maintained by the Purchaser or any of its Affiliates in which such Transferred Employee participates on or after the Closing Date in the same manner as if such service had been service for Purchaser completed after the Closing.

(d) Purchaser shall use best efforts to offer Transferred Employees medical and dental coverage for Transferred Employees and their spouses and dependents under Purchaser’s Group Health Plan. Purchaser shall use best efforts to cause each such Group Health Plan, and applicable insurance carriers, third party administrators and any other third parties, to (i) waive any waiting period(s) under the Group Health Plan otherwise applicable to such Transferred Employees, (ii) waive all limitations as to pre-existing medical conditions under the Group Health Plan applicable to Transferred Employees to the extent that such medical conditions would be covered under the Group Health Plan if they were not pre-existing conditions, and (iii) provide Transferred Employees with credit, for the year in which the Closing Date occurs, for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under the Group Health Plan. Purchaser shall use best efforts to provide continuation health care coverage to Transferred Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with the continuation health care coverage requirements of COBRA.

(e) Purchaser shall use best efforts to cause Transferred Employees to participate in any incentive bonus programs in which similarly situated employees of Purchaser or its Affiliates participate.

(f) With respect to events following the Closing, Purchaser shall be responsible for sending timely and appropriate notices to all Transferred Employees required under the Worker Adjustment and Retraining Notification Act (“WARN”) and all other applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Laws based on Purchaser’s actions after the Closing, Purchaser shall be solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such Laws relating to this transaction.

(g) Seller shall make available to Purchaser records which provide information regarding Transferred Employees’ names and dates of hire by Seller or its ERISA Affiliates. Seller shall not provide Purchaser records pertaining to performance ratings and evaluations, disciplinary records and medical records.

(h) Following the Closing, Purchaser shall cause to be accepted by the trustee of a Purchaser Retirement Plan in which a Transferred Employee is eligible to participate a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such Transferred Employee’s benefit under a Seller Retirement Plan provided that Purchaser obtains such information as is satisfactory to Purchaser to assure itself that such Seller Retirement Plan satisfies the qualification requirements of section 401(a) of the Code.

(i) Purchaser agrees that, for a period of twelve (12) months following Closing, Purchaser will not, in any manner, directly or indirectly, employ any person who is an employee of Seller (other than any Business Employee); provided however, Purchaser shall not be restricted from hiring any employee of Seller who responds to a public advertisement for employment with Purchaser issued in the ordinary course of business and without other solicitation by Purchaser.

(j) In the event that Purchaser or any Affiliate of Purchaser hires any Business Employee, other than a Transferred Employee, within six months after such Business Employee terminates employment with Seller or any Affiliate of Seller, Purchaser will notify Seller of such event and shall reimburse Seller for any severance paid by Seller or any Affiliate of Seller to such Business Employee within three Business Days of such Business Employee’s employment by Purchaser or any Affiliate of Purchaser.

Section 7.19 Reports.

Seller shall use its best efforts to cause its independent auditors, at the expense of Purchaser, to audit and prepare a report on the direct revenues and expenses with respect to the Assets for the annual periods 2008-2010.

Section 7.20 Escrow Security Interest.

Within three (3) Business Days from the execution of this Agreement, Purchaser shall provide Seller with written notice whether it is willing and able to grant to Seller at Closing, as security for the P&A Obligations described herein, a first priority security interest which can be perfected by Seller at the Closing in the Escrow Account. It is expressly understood that Purchaser shall have no obligation to (a) solicit requests or waivers from Trustee and/or Second Lien Notes Holders pursuant to that certain Indenture dated November 23, 2010 or (b) grant a security interest to Seller if it would require a grant of a subordinate security interest to such Trustee and/or Second Lien Notes Holders. Such written notice shall include the material terms of all actions Purchaser is willing and able to take, authorities Purchaser is willing and able to grant, and documents or agreements Purchaser is willing and able to execute in order to enable Seller’s security interest in the Escrow Account to be perfected at the Closing. If Seller and Purchaser are unable to agree upon final forms of the necessary documents to be executed at Closing to perfect Seller’s security interest in the Escrow Account within six (6) Business Days from the execution of this Agreement, then Seller may (x) terminate this Agreement and refund the Deposit to Purchaser, (y) extend the period to agree on final forms for an additional three (3) Business Days and, in the event after such extension, Seller and Purchase are unable to agree upon final forms, terminate this Agreement and refund the Deposit to Purchaser, or (z) agree to accept the Escrow Account without a first priority security interest at Closing.

Section 7.21 Estimate of Merchantable Hydrocarbon Inventory.

Within three (3) Business Days from the execution of this Agreement, Seller shall provide Purchaser with a written estimate of the merchantable Hydrocarbons inventory for which the Purchase Price will be adjusted pursuant to Section 2.3(i). At the Closing, Seller shall not be entitled to a Purchase Price upward adjustment for any volumes of merchantable Hydrocarbons in excess of the written estimate provided to Purchaser. If Seller fails to provide such written estimate to Purchaser within three (3) Business Days from the execution of this Agreement, Purchaser may terminate this Agreement by providing written notice thereof to Seller and Seller shall refund the Deposit to Purchaser. Failure by Purchaser to provide any such written notice shall constitute a waiver of Purchaser’s right to terminate under this Section 7.21.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d) Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including, without limitation, delivery of the Closing Payment); and

(e) The sum of all unindemnified and uncured Title Defect Amounts for Material Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Material Environmental Defects, determined or asserted in accordance with this Agreement, shall be less than twenty five percent (25%) of the Purchase Price.

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than twenty five percent (25%) of the Purchase Price;

(g) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.

(h) Purchaser shall have obtained, or caused to be obtained, in the name of Purchaser, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guaranties, if any, to the extent required by Section 7.14

(i) Purchaser shall have furnished Seller with certificates of insurance in amounts equal to the amounts set forth on Exhibit E.

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(b) Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d) Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e) The sum of all unindemnified and uncured Title Defect Amounts for Material Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Material Environmental Defects, shall be less than twenty five percent (25%) of the Purchase Price;

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than twenty five (25%) of the Purchase Price; and

(g) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), the Closing shall take place at 10:00 a.m., local time, on May 18, 2011, at Seller’s offices in Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1(a), then subject to Article 10 the Closing shall occur on a date thereafter that is the third Business Day after the satisfaction or waiver of all such conditions.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a) the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c) a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d) the Preliminary Closing Statement;

(e) an executed statement described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(f) the Escrow Agreement;

(g) the Transition Agreement; and

(h) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a) a wire transfer of the Closing Payment, in same-day funds;

(b) the Conveyances, duly executed by Purchaser;

(c) the Escrow Agreement;

(d) the Transition Agreement;

(e) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(f) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(g) the Preliminary Closing Statement; and

(h) Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4 Closing Adjustments and Closing Payment.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.3 and Section 2.4 (the “Preliminary Closing Statement”). The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the Preliminary Closing Statement with Seller; provided, however, Seller shall not be required to make any change thereto to which Seller does not agree.

(b) As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Final Closing Statement”) setting forth the final calculation of the Agreed Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, work papers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”). Unless the parties are unable to reach agreement on the Final Closing Statement on or before the Final Settlement Date, then on the Final Settlement Date, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to Ernst & Young LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Purchaser in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants). The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including, but not limited to, making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Purchaser, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Purchaser and Seller have executed the Final Closing Statement. The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the Final Adjustment pursuant to Section 9.4(b).

(c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller. Upon execution of the Final Closing Statement by the parties and the payment of the Final Adjustment by one party to the other, neither party shall have any further obligation to for any additional adjustments to the Purchase Price under Section 2.3.

(d) The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the final adjustment pursuant to Section 9.4(b). If at any time after Closing either Party believes it is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other Party, it may request payment from the other Party, not more frequently than monthly, and such Party shall make payment of any undisputed amounts within a commercially reasonable period of time not exceeding five (5) days. For purposes hereof, material shall mean an amount in excess of $1,000,000.

(e) Notwithstanding anything to the contrary herein, in the event that the Vermillion A-3 well is not capable of production given the current wellbore configuration as of the Closing Date and it is determined by Parties, after consultation in good faith, that the Vermillion A-3 well must be re-drilled in order to establish production, then the Purchase Price shall be reduced by five million dollars ($5,000,000).

ARTICLE 10

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if:

(i)

the Closing shall not have occurred on or before July 1, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)

there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c) by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (i) and (ii), such misrepresentation, or breach of warranty, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(d) by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6,

Section 6.5, Section 7.5, Section 11.8, Section 11.9, and Section 11.10 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12, all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.

Section 10.3 Distribution of Deposit Upon Termination.

(a) If Seller terminates this Agreement (i) because Purchaser has failed to comply with any provision of Section 8.1(a), Section 8.1(b), Section 8.1(d), Section 8.1(h), or, except as set forth below, Section 8.1(i); or (ii) except as set forth below, as the result of any default or breach by Purchaser of Purchaser’s obligations hereunder; or (iii) because Purchaser has not exercised commercially reasonable efforts to obtain windstorm coverage in an amount equal to seventy five million dollars ($75,000,000),then Seller may retain the Deposit, as its sole and exclusive remedy as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b) If Purchaser has exercised commercially reasonable efforts but has been unable to fulfill its covenant to obtain windstorm coverage in an amount equal to seventy-five million dollars ($75,000,000), Seller may terminate this Agreement but shall return the Deposit to Purchaser without interest.

(c) If this Agreement is terminated by either party for any reason other than the reasons set forth in Section 10.3(a) or (b), then Seller shall deliver the Deposit to Purchaser without interest thereon, free of any claims by Seller or any other Person with respect thereto after Purchaser has satisfied any remaining obligations hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Assumed Seller Obligations.

Subject to the indemnification by Seller under Section 11.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells (including, without limitation, the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) pay all Property Costs, (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws, and (i) otherwise perform any other P&A Obligations not set forth above (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i)	attributable to or arise out of the Excluded Assets;

(ii)

attributable to or arising out of the actions, suits or proceedings, if any, set forth on Schedule 5.7(a), except in so far as they are attributable to or relate to the Assets for periods after the Effective Time;

(iii)	attributable to obligations described in Section 11.3(a) or Section 11.3(b); and

(iv)	Retained Employee Liabilities.

Section 11.2 Survival.

(a) All representations and warranties of Seller and Purchaser contained herein shall expire twelve (12) months after Closing Date; provided however, that the representations and warranties contained in Section 5.2, Section 5.3, Section 5.4,Section 5.5, Section 5.6,Section 5.7,Section 5.8, Section 6.2, Section 6.3, Section 6.5, Section 6.9, and Section 6.13 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b) No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise hereunder unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the expiration of the applicable survival period set forth in Section 11.2(a). If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.2(a), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.3 Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including, without limitation, the survival and the timing requirement in Section 11.2), Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a) any breach of any Fundamental Representation of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT and, subject to the expiration of the applicable survival period, any breach of any other representation and warranty of Seller REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c) any Excluded Seller Obligations.

Section 11.4 Indemnification by Purchaser.

From and after the Closing, subject to the adjustments to the Purchase Price for purposes of the Closing Statements contained in Section 2.3 and the terms and conditions of this Article 11 (including, without limitation, the survival and timing requirements of Section 11.2), Purchaser shall indemnify, defend and hold harmless Seller, Seller’s Affiliates, and each of their respective managers, general partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s predecessors-in-interest (all such persons referred to collectively as the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a) any breach of any Fundamental Representation of Purchaser contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c) the ownership, use or operation of the Assets including, without limitation, any and all Property Costs (other than any Excluded Seller Obligations) whether before or after the Effective Time;

(d) the Assumed Seller Obligations REGARDLESS OF FAULT;

(e) Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and

(f) Any other indemnity obligations of Purchaser contained herein, including without limitation, Section 4.4.

Section 11.5 Indemnification Proceedings.

(a) In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.3 or to an Seller Indemnified Person under Section 11.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim,”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim. If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.6 Limitations on Indemnities.

(a) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(b) Notwithstanding anything to the contrary in this Article 11 or otherwise, except with respect to Seller’s obligations for post-closing adjustments to the Purchase Price and for matters arising out of or relating to breaches of Fundamental Representations, (i) Seller shall have no liability for any indemnification under Section 11.3(a) unless and until the amount of the liability for any individual Claim for which a Claim Notice is delivered by Purchaser exceeds $75,000.00 (each a “Material Indemnification Matter”), (ii) Seller shall not be obligated to indemnify the Purchaser Indemnified Persons pursuant to Section 11.3(a) unless and until the aggregate amount of all Losses incurred by Purchaser Indemnified Persons with respect to all Material Indemnification Matters exceeds five percent (5%) of the Purchase Price before any adjustments (the “Indemnity Deductible”), in which event the Purchaser Indemnified Persons may recover all Losses incurred with respect to such Material Indemnification Matters in excess of the Indemnity Deductible, and (iii) Seller’s maximum liability for Losses associated with all Material Indemnification Matters shall be thirty percent (30%) of the Purchase Price before any adjustments.

Section 11.7 Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3 (IF ANY), AT THE CLOSING PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE

BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS REPRESENTED IN SECTION 5.7, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A

REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”) or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”). As such, Purchaser hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the UTPCPL itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 11.10 Redhibition Waiver.

Purchaser waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this transaction and the consideration thereof. Purchaser acknowledges that this waiver has been brought to its attention and has been explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.

Section 11.11 Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments. The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B, Exhibit B-1, Exhibit B-2, and Exhibit B-3. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment.

Section 11.12 Non-Compensatory Damages.

None of the Purchaser Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Purchaser, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Purchaser, on behalf of each of the Purchaser Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 11.13 Disclaimer of Application of Anti-Indemnity Statutes.

The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 Notices.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Merit Energy Company
13727 Noel Road, Ste 500 Dallas, Texas 75240 Attention: General Counsel Telephone: 972-701-8377 Telecopy: 972-628-1948 Email: chris.hagge@meritenergy.com Cc: ben.moffitt@meritenergy.com

With a copy to (which: shall not constitute notice to Seller):	Merit Energy Company 13727 Noel Road, Ste. 500 Dallas, Texas 75240 Attention: Director – Acquisitions and Divestitures Telephone: 972-701-8377 Telecopy: 972-960-1252

If to Purchaser:

Black Elk Energy Offshore Operations, LLC

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Attention: J.D. “Joe” Matthews

Telephone: 281-598-8600

Telecopy: 281-598-8601

Email: jmatthews@blackelkenergy.com

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer taxes, recording fees and similar taxes and fees other than such fees and taxes in connection with any title curative materials delivered by Seller (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4 Expenses.

Except as otherwise expressly provided in Section 12.3, or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and

Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names “Merit Energy Company”, “Merit” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 Intentionally Omitted.

Section 12.7 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN DALLAS COUNTY, TEXAS, AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

Section 12.8 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Purchaser under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.10 Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11 Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).

Section 12.14 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g) Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.15 Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16 Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.18 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19 Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER: MERIT MANAGEMENT PARTNERS I, L.P. MERIT MANAGEMENT PARTNERS II, L.P. MERIT MANAGEMENT PARTNERS III, L.P. MERIT ENERGY PARTNERS III, L.P.

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Christopher S. Hagge
Name:	Christopher S. Hagge
Title:	Vice President

MERIT ENERGY PARTNERS D-III, L.P.

By:	Merit Management Partners I, L.P., its general partner

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Christopher S. Hagge
Name:	Christopher S. Hagge
Title:	Vice President

MERIT ENERGY PARTNERS E-III, L.P.

By:	Merit Management Partners II, L.P., its general partner

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Christopher S. Hagge
Name:	Christopher S. Hagge
Title:	Vice President

Signature Page – Purchase and Sale Agreement

MERIT ENERGY PARTNERS F-III, L.P.

By:	Merit Management Partners III, L.P., its general partner

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Christopher S. Hagge
Name:	Christopher S. Hagge
Title:	Vice President

MEP III GOM, LLC

By:	/s/ Christopher S. Hagge
Name:	Christopher S. Hagge
Title:	Vice President

PURCHASER: BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ J.D. Matthews
Name:	J.D. Matthews
Title:	Vice President – Land

Signature Page – Purchase and Sale Agreement

EXHIBIT A

TO

PURCHASE AND SALE AGREEMENT

DATED MARCH 17, 2011 BY AND BETWEEN

MERIT MANAGEMENT PARTNERS I, L.P., ET. AL., COLLECTIVELY SELLER

AND BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

AS PURCHASER

LEASES

Exhibit A – Purchase and Sale Agreement

EXHIBIT A-1

TO

PURCHASE AND SALE AGREEMENT

DATED MARCH 17, 2011 BY AND BETWEEN

MERIT MANAGEMENT PARTNERS I, L.P., ET. AL., COLLECTIVELY SELLER

AND BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

AS PURCHASER

WELLS AND UNITS

Exhibit A-1 – Purchase and Sale Agreement

EXHIBIT B

TO

PURCHASE AND SALE AGREEMENT

DATED MARCH 17, 2011 BY AND BETWEEN

MERIT MANAGEMENT PARTNERS I, L.P., ET. AL., COLLECTIVELY SELLER

AND BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

AS PURCHASER

FORM OF ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”), is made and entered this [            ] day of [            ], 2011, but is effective as of January 1, 2011, at 7:00 a.m. Central Daylight Time (the “Effective Time”), from Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Management Partners III, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-I, L.P., Merit Energy Partners D-II, L.P., Merit Energy Partners D-III, L.P., Merit Energy Partners E-I, L.P., Merit Energy Partners E-II, L.P., Merit Energy Partners E-III, L.P., Merit Energy Partners F-I, L.P., Merit Energy Partners F-II, L.P., Merit Energy Partners F-III, L.P., all Delaware limited partnerships and MEP III GOM, LLC, a Delaware limited liability company (collectively, “Assignor”), whose addresses are 13727 Noel Road, Suite 500, Dallas, Texas 75240, and Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (“Assignee”), whose address is 11451 Katy Freeway, Suite 500, Houston, Texas 77079.

WITNESSETH:

This Assignment is made pursuant to the terms of that certain Purchase and Sale Agreement dated March 17, 2011 by and among Assignor and Assignee (the “Purchase and Sale Agreement”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement.

That Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, transfer, assign, and convey to Assignees, all of Assignor’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (less and except the Excluded Assets, as such term is defined below) (collectively, the “Assets”):

(a) All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b) All oil, gas, water, disposal or injection wells shown on Exhibit A-1 whether producing, shut-in, or temporarily abandoned, and any other oil, gas, water, diposal or injections wells located on or associated with the Lands, even if not shown on Exhibit A-1, whether producing, shut-in, or temporarily abandoned (collectively, the “Wells”);

Exhibit B – Purchase and Sale Agreement

(c) All pools and units shown on Exhibit A-1 (even to the extent not located on the Lands or including any of Wells), and all pools and units which include any Lands or all or a part of any Leases or include any Wells, even if not shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d) All contracts, agreements and instruments by which the Properties, Equipment, Pipelines, Records, Vehicles and Included Geologic Data (the “Subject Properties”) are bound, or that relate to or are otherwise applicable to the Subject Properties, only to the extent such contracts are valid and existing and applicable to the Subject Properties rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases or Easements;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All platforms, equipment, machinery, fixtures and other tangible personal property and improvements set forth on Schedule 1.2(f) (even to the extent not associated with the Leases, Lands, or Wells) and all other platforms, equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used, or held for use, primarily in connection with the operation of the Properties (other than vehicles or vessels which are addressed specifically by Section 1.2(k)) (collectively, “Equipment”);

(g) All flow lines, pipelines, gathering systems and appurtenances thereto set forth on Schedule 1.2(g) and all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h) All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time;

(i) All Imbalances;

Exhibit B – Purchase and Sale Agreement

(j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k) Those vehicles and vessels specifically listed on Schedule 1.2(k) (collectively, “Vehicles”); and

(l) All Geological Data specifically listed on Schedule 1.2(l) (collectively, “Included Geological Data”);

provided, however, that notwithstanding the foregoing, the Assets shall not include, and Assignor hereby reserves and retains, all of the Excluded Assets.

TO HAVE AND TO HOLD to Assignee, its successors and assigns, forever, subject to the Permitted Encumbrances, as such term is defined in the Purchase and Sale Agreement, and the other terms and provisions hereof and of the Purchase and Sale Agreement referred to below.

This Assignment is made by Assignor and accepted by Assignee subject to the following terms and conditions:

1.	Effective Time. This Assignment shall be effective as of the Effective Time.

2. Purchase and Sale Agreement. This Assignment is expressly made subject to the Purchase and Sale Agreement. In the event of a conflict between this Assignment and the Purchase and Sale Agreement, the Purchase and Sale Agreement shall control. Capitalized terms used and not otherwise defined herein are used with the meanings given thereto in the Purchase and Sale Agreement.

3.	Disclaimers.

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 4 HEREOF OR IN ARTICLE 5 OF THE PURCHASE AND SALE AGREEMENT, (i) ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) ASSIGNOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN

Exhibit B – Purchase and Sale Agreement

WRITING) TO ASSIGNEE OR ANY OF ASSIGNEE’S AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ASSIGNEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ASSIGNOR OR ANY OF ITS AFFILIATES). IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THE PURCHASE AND SALE AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ASSIGNOR OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ASSIGNEE OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AND SALE AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4 HEREOF ASSIGNOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ASSIGNEE SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE.

Assignor and Assignee agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 3 are “conspicuous” disclaimers for the purpose of any applicable Law.

4. Special Warranty of Title. This Assignment is made, executed, and delivered without warranty of title, either express or implied, even as to a return of the purchase price, except that Assignor specially warrants and agrees to defend Defensible Title, as such term is defined in the

Exhibit B – Purchase and Sale Agreement

Purchase and Sale Agreement, to the Assets against the claims and demand of all Persons claiming by, through, or under Assignor or its Affiliates, but not otherwise, up to the Allocated Value thereof and subject to the applicable limitations and provisions of Article 11 of the Purchase and Sale Agreement, but with full right of substitution and subrogation of Assignee in and to all claims Assignor has or may have against all preceding owners.

5. Assumption by Assignee. In addition to their other obligations under this Agreement, Assignee shall comply with all Laws, Leases, Applicable Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets or otherwise drilled on the Lands, (ii) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties, or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the Lands covered by the Leases or related to the Assets (collectively, the “P&A Obligations”). Subject to the indemnification by certain members of Assignor under Section 11.3 of the Purchase and Sale Agreement, on the Closing Date, Assignee shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Assignor, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells (including, without limitation, the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Assignor Obligations”); provided, however, that the Assumed Assignor Obligations shall not include, and Assignee shall have no obligation to assume, any obligations or liabilities of Assignor to the extent that they are (such excluded obligations and liabilities, the “Excluded Assignor Obligations”):

(i) attributable to or arise out of the Excluded Assets;

(ii) attributable to or arising out of the actions, suits or proceedings, if any, set forth on Schedule 5.7 of the Purchase and Sale Agreement, except in so far as they are attributable to or relate to the Assets for periods after the Effective Time; and

(iii) Retained Employee Liabilities.

Exhibit B – Purchase and Sale Agreement

6. Further Assignments. Assignee acknowledges that this Assignment is a global assignment intended for filing with the applicable counties and parishes in which the Assets are located, and that Assignee and Assignor have separately entered into multiple assignments for the purpose of recording the assignment of the Assets with the BOEM, if necessary.

7. Covenants Running with the Land. The terms and provisions hereof shall be deemed to be covenants running with the Lands, Leases, and other interests covered hereby and shall extend to, bind and inure to the benefit of the parties hereto, their heirs, successors and assigns.

[Signature Page Follows]

Exhibit B – Purchase and Sale Agreement

IN WITNESS WHEREOF, this Assignment is executed by the duly authorized officers or representatives of the parties as of the date first hereinabove written.

ASSIGNOR: [MERIT PARTNERSHIPS]

By:

Name:

Title:

ASSIGNEE: [ ]

By:

Name:

Title:

Exhibit B - Purchase and Sale Agreement

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared                     , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as                      of Merit Management Partners GP, LLC, in its capacity as the direct or indirect general partner of the above listed entities, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this [    ] day of [                    ], 2011.

Notary Public

My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared [                    ], known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as [                    ] for                     , a                     , on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this [    ] day of [                    ], 2011.

Notary Public

My Commission expires

Exhibit B - Purchase and Sale Agreement

EXHIBIT C

TO

PURCHASE AND SALE AGREEMENT

DATED MARCH 17, 2011 BY AND BETWEEN

MERIT MANAGEMENT PARTNERS I, L.P., ET. AL., COLLECTIVELY SELLER

AND

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

AS PURCHASER

FORM OF INDEMNITY AGREEMENT

This Indemnity Agreement is executed on                     , 2011 (the “Effective Date”), by and among [Merit Partnerships], each a Delaware limited partnership (together, “Indemnifying Parties”, individually, “Indemnifying Party”), and [                    ], a                      (“Indemnified Party”).

WHEREAS, Indemnifying Parties, as seller, and Indemnified Party, as purchaser, entered into that certain Purchase and Sale Agreement, dated March 17, 2011, (the “PSA”); and

WHEREAS, pursuant to Section 3.4(d)(ii) of the PSA, Indemnifying Parties desire to indemnify and hold Indemnified Party harmless with respect to certain losses associated with certain Title Defects (as defined in the PSA), as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Indemnification by Indemnifying Parties. Indemnifying Parties hereby indemnify and hold harmless the Indemnified Party from and against loss of property value, including loss of production from property, as well as reasonable outside counsel attorney fees and other actual and reasonable third-party costs and expenses of investigation and litigation (“Losses”) arising out of or attributable to Third Party Claims (as defined below) relating to the Title Defects identified on Exhibit A attached hereto and incorporated herein by reference (individually, a “Subject Title Defect”, collectively, the “Subject Title Defects”), up to the amount attributed to each Subject Title Defect, which amount is also identified on Exhibit A (with respect to each Subject Title Defect, the “Individual Defect Amount”, with respect to the aggregate amount for all Subject Title Defects identified on Exhibit A, the “Aggregate Defect Amount”).

2. Limits on Indemnification, Dispute Regarding Losses.

(a) Notwithstanding anything in the PSA or this Agreement to the contrary, the Indemnified Party and the Indemnifying Parties hereby agree and acknowledge that the Indemnified Party’s sole and exclusive remedy with relation to Losses suffered by the Indemnified Party relating to all Subject Title Defects shall be limited to the Aggregate Defect Amount and with relation to Losses suffered by the Indemnified Party regarding any individual Subject Title Defect shall be limited to the corresponding Individual Defect Amount.

Exhibit C – Purchase and Sale Agreement

Additionally, notwithstanding anything in the PSA or this Agreement to the contrary, the Indemnified Party’s sole and exclusive remedy with respect to any and all claims, liabilities, suits, controversies, losses, costs and expenses relating to the Subject Title Defects shall be limited to a claim for reimbursement of Losses pursuant to this Agreement. Each of the parties to this Agreement expressly waives and agrees not to seek, and to cause its affiliates not to seek, indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind (other than loss of production from the Subject Title Defects) with respect to any dispute arising under, related to, or in connection with this Agreement or the Subject Title Defects.

(b) For purposes of calculating the amount of any Losses payable by the Indemnifying Parties, the amount of such Losses shall be determined as agreed upon by the Indemnifying Parties and the Indemnified Party with reference to the applicable Individual Defect Amount in accordance with the terms of, and subject to the limitations contained in, this Agreement and with regard to the portion of the Individual Defect Amount that is affected by a Third Party Claim. In the event the parties to this Agreement are unable to agree upon the amount of any Losses, the dispute shall be exclusively and finally resolved by binding arbitration pursuant to this Section 2(b). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the properties constituting the Subject Title Defect are located, as selected by mutual agreement of the parties hereto (the “Title Expert”). The Title Expert’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all parties to this Agreement, without right of appeal. In making his determination, the Title Expert shall be bound by the rules and limitations set forth in this Agreement and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute. Additionally, the Title Expert may consult with and engage disinterested third parties to advise the Title Expert, including without limitation petroleum engineers. Each party hereto shall bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Expert, including any costs incurred by the Title Expert that are attributable to such third party consultation. Within ten (10) days after the Title Expert delivers written notice to the parties to this Agreement of his award with respect to the disputed Losses, the Indemnifying Parties shall pay to the Indemnified Party the amount, if any, so awarded by the Title Expert to the Indemnified Party.

3. Indemnification Proceedings.

(a) At any time, the Indemnified Party will have the right to notify the Indemnifying Parties in writing that the Indemnified Party is making an indemnification claim for reimbursement for any Losses incurred or reasonably anticipated to be incurred with respect to any third party claim regarding title to or ownership of an interest in a property which is identified as a Subject Title Defect. In the event that any third party makes a claim regarding title to or ownership of an interest in a property which is identified as a Subject Title Defect for which the Indemnifying Parties may be liable to the Indemnified Party pursuant to Section 1 above (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Parties of such Third Party Claim by delivery of a written notice to the

Exhibit C – Purchase and Sale Agreement

Indemnifying Parties (a “Claim Notice”), provided that the failure or delay to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties of their obligations under this Agreement, except to the extent that the Indemnifying Parties demonstrate that their defense of such Third Party Claim is materially prejudiced thereby. The Indemnifying Parties shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Parties desire, at the Indemnifying Parties’ sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Parties, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Parties. The Indemnifying Parties shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Parties (i) notify the Indemnified Party during the Notice Period that the Indemnifying Parties are assuming the defense of such Third Party Claim, (ii) use counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conduct the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Parties are entitled to, and do, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim. If the Indemnifying Parties elect (and are entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Parties without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Parties (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Parties elect not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Parties; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any of the Indemnifying Parties without the prior written consent of such Indemnifying Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, the Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable

Exhibit C – Purchase and Sale Agreement

expense of the Indemnifying Parties, as to which the Indemnifying Parties fail to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Parties or (ii) at the reasonable expense of the Indemnifying Parties, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Parties without the prior written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

4. Tax Treatment of Indemnification Payments. All indemnification payments pursuant to this Agreement shall be treated as adjustments to the Purchase Price (as defined in the PSA).

5. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

6. Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Indemnifying Parties:

c/o Merit Energy Company, LLC

13727 Noel Road, Ste. 500

Dallas, Texas 75240

Attention: General Counsel

Telephone: 972-701-8377

Facsimile: 972-628-1948

and

Attention: Director – Acquisitions and Divestitures

Telephone: 972-701-8377

Facsimile: 972-628-1881

If to Indemnified Party:	____________________________

____________________________

____________________________

____________________________

Exhibit C – Purchase and Sale Agreement

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

7. Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

8. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9. Waivers. Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10. Assignment. No party to this Agreement shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other parties. Notwithstanding the preceding, however, either of the Indemnifying Parties may, without the Indemnified Party’s consent, assign its rights and duties hereunder to a successor to all or substantially all of such Indemnifying Party’s business or assets and the Indemnified Party may assign all or part of its rights and duties hereunder to one or more purchasers or transferees of the Title Defect Property and to one or more lenders or credit providers to the Indemnified Party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Amendment.

This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

12. No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any Person (as defined in the PSA) other than the parties to this Agreement and any lender or credit provider to the Indemnified Party to any benefit, claims, remedy or right of any kind.

13. Construction. Each of the parties to this Agreement has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise

Exhibit C – Purchase and Sale Agreement

business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against any party.

14. Severability. If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to any party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law (as defined in the PSA).

[SIGNATURE PAGE FOLLOWS.]

Exhibit C – Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

“INDEMNIFYING PARTIES” [Applicable Merit Partnerships]

By:

Name:

Title:

“INDEMNIFIED PARTY” [ ]

By:
Name:
Title:

[TO ADD: EXHIBIT A - SUBJECT TITLE DEFECTS AND AMOUNTS]

Exhibit C – Purchase and Sale Agreement